Exhibit 14.1

Getty Images Holdings, Inc.

Code of Conduct and Business Ethics

This Code of Conduct and Business Ethics (the “Code”) applies to everyone at Getty Images Holdings, Inc. and its subsidiaries (“Getty Images” or the “Company”) - including all directors, officers (including the principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions), and all other employees, whether permanent or temporary, and contractors and consultants (individually or collectively, “personnel”).

No matter where you sit at Getty Images, we all incorporate a common set of values - the Leadership Principles - into our daily work lives. With each email we send, each meeting we attend, each decision we make - we put them into practice. The first of these principles is “Be Trustworthy, Transparent and Honest,” which insists that each one of us act with the highest levels of honesty and integrity in all that we do here at Getty Images. This principle is pivotal in sustaining our reputation as a company of integrity. This Code will help guide you to “Be Trustworthy, Transparent and Honest” in your day-to-day work activities. It also addresses our commitments to each other, our customers, our suppliers, and our governments.

Please keep in mind that this Code cannot direct your actions in every situation, or replace sound business and personal judgment. This Code, together with our principles and policies, including our Leadership Principles, Corporate Governance Guidelines, Insider Trading and Regulation FD Policy, and Related Person Transaction Policy provide basic ground rules and a framework for ethical behavior. The Audit Committee of the Board of Directors of the Company has also established a Whistleblower Policy that covers procedures for the receipt, retention, investigation and treatment of complaints and concerns regarding accounting, internal accounting controls, and auditing regarding the Company and its subsidiaries (“Accounting Concerns”), in addition to concerns regarding compliance with any other legal or regulatory requirements, this Code or any of the Company’s other compliance policies or procedures, or any other matter that could cause serious damage to the Company’s reputation (“Other Concerns”) (individually or collectively, “Complaints”).

While you should familiarize yourself with this Code, no set of policies could address all situations that may arise. Therefore, if you have any questions about this Code, or find yourself in a situation where you don’t know what the right course of action is, you should consult your local resource guide available on Mixer, or speak to your manager, your human resources representative, or a member of our legal team for guidance. Moreover, if you believe that actions have taken place, may be taking place or may be about to take place that violate or would violate this Code, the policies referenced herein, ethical conduct or any applicable legal or regulatory requirement or that relate to Accounting or Other Concerns, you are expected promptly to bring the matter to the attention of the Company.

If any part of this Code conflicts with local laws or regulations, only those sections of the Code permitted by applicable laws and regulations will apply. Failure to adhere to this policy will result in disciplinary action, up to and including termination of employment. The following are examples of conduct that may result in discipline:

•	Actions that violate or requesting others to violate any policy of Getty Images;
•	Failure to promptly disclose a known or suspected violation of any policy of Getty Images;
•	Failure to cooperate in investigations of possible violations of any policy of Getty Images;
•	Retaliation against others for reporting a good faith integrity concern or possible violation; and
•	Failure to demonstrate the leadership and diligence needed to ensure compliance with Getty Images’ policies and applicable law.

Table of Contents

Conflicts of Interest	4
Investments	4
Gifts, Favors, and Entertainment	5
Employment	5
Family Business	6
Potentially Conflicting Relationships	6
Corporate Opportunities	6
Commitment to Employees	7
Fair Employment Practices	7
Environment Free from Harassment	7
Safety at Work	7
Commitment to the Organization	8
Confidentiality	8
Speaking on Behalf of Getty Images	9
Protection and Proper Use of Getty Images’ Assets	9
Computers/Internet/Email	9
Communicating Responsibly on Social Media	9
Spending Getty Images’ Money	10
Company Agreements	10
Intellectual Property Rights	10
Fair Dealing	10
Compliance with Laws and Regulations	11
Anti-Bribery and Corruption	11
Fair Competition	11
Insider Trading	11
International Trade	12
Protecting Privacy	13
Accurate Records	13
How to Report any Illegal or Unethical Behavior	15
No Retaliation	15
Waivers of this Code	15

Conflicts of Interest

As Getty Images personnel, you are expected to act in the best interest of Getty Images and avoid conflicts of interest in performing your day-to-day duties. A “conflict of interest” occurs when your private interest interferes in any way - or even appears to interfere - with the business interests of Getty Images. A conflict situation can arise if you take actions or have interests that may make it difficult to perform your work objectively and effectively. To that end, you are prohibited from participating in any activity or association that may interfere with your ability to exercise independent judgment or your ability to act in the best interests of Getty Images.

While it is not possible to give an exhaustive list of situations that might involve violations of this policy, this section describes some of the most common conflicts of interest that may arise. If you encounter a situation that is not covered, you should ask yourself: “Could it appear to others that I put my (or my family’s or friends’) interest before Getty Images?” If the answer is yes, then the situation is likely to create a conflict of interest, and you should avoid it. If you are unsure, you should tell your manager about the potential conflict to get guidance. And if you find yourself in a situation where a conflict of interest has arisen or could arise, or you wish to deviate from any of the prohibitions below, you should immediately disclose this conflict to your manager and seek written approval from the Senior Vice President of your function, your regional human resources business partner and Internal Audit prior to pursuing the opportunity further. Written approval may be denied by the Senior Vice President of your function and/or human resources business partner, in their discretion.

Conflicts of interest can arise when your personal interests or activities: improperly influence your judgment when acting on behalf of our company, result in your competing with our company or diverting business or assets from our company, diminish the efficiency, effectiveness, or objectivity with which you perform your duties, result in your receiving improper personal benefits due to your position with our company, or harm or impair our reputation.

•	Investments: Generally speaking, you should not have any financial interest in any of Getty Images’ customers, suppliers, or competitors that could create (or appear to create) a conflict of interest. This includes profiting personally, e.g., through commissions, loans, expense reimbursements or other payments, from any organization seeking to do business with Getty Images. To avoid the creation or appearance of a conflict, you may only invest in any of our customers, suppliers, or competitors if: the securities of those companies are publicly traded,

o	your investments are on the same terms and conditions available to the general public, and

o	your investments are not based on any form of material, non-public or “inside information.”

This prohibition applies not only to you, but also to the members of your immediate family.

•	Gifts, Favors, and Entertainment: Accepting or giving gifts, favors, or entertainment also has the potential to create the appearance of a conflict of interest, particularly where the gift, favor, or entertainment is of considerable expense. To avoid the appearance of a conflict, you must follow these guidelines:

You must consult your local legal team before giving or receiving any gifts, hospitality, or entertainment from or to any government official that is worth greater than US$50.

You must obtain the prior consent of the senior vice president of your function to give or receive gifts, favors, or entertainment from or to any private individual that is worth greater than US$500.

Other things to keep in mind when considering gifts, favors, and entertainment:

o	The US$ limit is cumulative, it applies to all gifts from the same source in a twelve-month period.

o	In no event should you give, receive, promise, solicit, or demand any gift in any form to include cash, stocks, bonds, options, loans, or guarantees of loans.

o	Infrequent and moderate meals and entertainment (such as sporting events) are appropriate, but keep in mind that these events should not be lavish, and that the US$ limit still applies.

o	You should not offer or provide any gift or hospitality to any individual if you know that they are prohibited by law, regulation or their company policy from accepting the gift or hospitality.

•	Employment: Getty Images expects that your position here is your primary employment. Any outside activity must not interfere with your ability to properly perform your duties at Getty Images or interfere with any agreement you may have with Getty Images, such as a “non-compete” agreement. If you are thinking of taking on an outside activity, including any advisory roles with another organization, you must notify your manager immediately. Your manager will discuss this opportunity with you to make sure that it will neither interfere with your job at Getty Images nor present a conflict of interest.

The following guidelines must be taken into account when considering taking on an outside activity:

o	You may not serve as an employee, director, advisor, or officer (either for pay or as a donation of your personal time) with a Getty Images’ customer or supplier without the prior written approval of the Internal Audit, your human resources business partner and the senior vice president of your function.

o	You may not engage in any business that competes in any way with the sales of products or services that we provide our customers.

o	You may never serve as an employee, director, advisor or officer of a competitor.

o	You may serve as an advisor or consultant to a supplier or customer if you conduct this business on behalf of Getty Images and only after obtaining approval for this relationship, in writing, to the Senior Vice President of your function, your human resources business partner and Internal Audit.

•	Family Business: If you wish to do business on behalf of Getty Images with a member of your family, or with a company in which your relative is an employee, officer, director, or principal or even with a close family friend you must first disclose the relationship and obtain the prior written approval as set out above. This includes engaging that person as a supplier to the company in any capacity.

•	Potentially Conflicting Relationships: Getty Images does not prohibit family members from working together at Getty Images, nor does it prohibit close personal relationships among employees or between employees and suppliers. However, in order to prevent conflicts of interest and ensure fair management, you may not have responsibility for supervising/managing employees or suppliers, directly or indirectly, and you should avoid participating in any decision-making activities that may impact a family member or other employee with whom you have a close working relationship. A family member includes spouse, domestic partner, children, parents, grandparent, grandchild, brothers, sisters, aunts, uncle, “step” relative, sons or daughters-in-law, and brothers or sisters-in-law.

If employees in a supervisor-subordinate relationship, or in other situations where one employee could have decision-making impact on the other employee, become a part of a potentially conflicting relationship, reasonable efforts will be made to transfer one of the employees to an assignment where neither employee will supervise or impact the work of the other. If such a transfer cannot be made on a voluntary basis, your manager and the human resources department will arrange for an involuntary transfer or termination of employment. The decision regarding whom to transfer on an involuntary basis or terminate will be made based on business needs of the company.

•	Corporate Opportunities: Getty Images’ resources should only be used for the benefit of the company. Accordingly, you are prohibited from taking for yourself (or directing to others) opportunities that are discovered through the use of Getty Images’ property, information, or your position as an employee. You are also prohibited from using (or directing others to use) Getty Images’ property, information, or position for personal gain; and competing with the company in any way. In other words, you must always act in the best interest of Getty Images.

Commitment to Employees

Getty Images is committed to providing an environment where our employees are treated fairly, feel safe, respected and are valued. Our Leadership Principles are instrumental in affirming our commitment to our workforce and we commit to an environment of fair employment practices and an environment free from harassment.

•	Fair Employment Practices: We embrace diversity and strive to be an inclusive environment for all employees. We are an equal opportunity employer and practice employment practices that promote consistency and fair treatment based on legitimate job-related criteria. Getty Images is committed to providing a work environment free of unlawful discrimination or bias and will ensure that all employees and applicants are treated in a nondiscriminatory manner. It is against the law and our policy to make employment decisions based on race, ethnicity, ancestry, national origin, religion, age, sex, gender identity or expression, sexual orientation, pregnancy status, mental or physical disability, medical condition, marital, partnership or familial status, veteran/military status, domestic violence victim status, or any other basis prohibited by federal, state, or local law (collectively, “Protected Status”).

•	Environment Free from Harassment: We are committed to providing a work environment where individuals are treated with professionalism, respect and dignity. It is our company’s policy that no employee, contract or temporary personnel, supplier, customer or others doing business with Getty Images shall harass or bully any other person. All forms of harassment or bullying whether verbal, physical or visual are prohibited. It is unlawful to discriminate, harass or bully someone based on Protected Status. Harassment and bullying will not be tolerated here. If you encounter any harassment or bullying here at Getty Images, you should immediately notify your manager, your human resources business partner or Legal or contact our whistleblower hotline referred to in our Getty Images Whistleblower Policy).

•	Safety at Work: Our heath and livelihood depends on practicing safe work habits. Getty Images makes a reasonable effort to make sure your work environment is free from hazards. We take this responsibility seriously, and have established safety policies, practices, and procedures. Safety is a shared responsibility, so you should familiarize yourself with your offices’ safety policies, practices, and procedures.

Commitment to the Organization

We show our commitment to Getty Images with our dedication to our work and our integrity. Each one of us must always act honestly and fairly to protect the assets of the company. We must also protect our competitive advantage by shielding our company- specifically, its confidential information.

•	Confidentiality: Confidential information includes all non-public information that would be of use to competitors, or harmful to Getty Images or our customers, if disclosed. This includes things like marketing plans, budgets, pricing information, customer lists, unpublished financial information, new revenue opportunities and proprietary technology information. You should never disclose any of our confidential information, in written or electronic form or orally, unless authorized or legally mandated.

When you are authorized to disclose our confidential information, it is important that you ensure that an appropriate non-disclosure agreement in place. You should contact your local legal team if you have any questions about non-disclosure agreements.

When dealing with confidential information, it is important to remember:

o	You also must be equally careful with the confidential information of our customers and suppliers. And if you are going to accept confidential information from other companies, it is also important to have a non- disclosure agreement in place prior to their disclosure.

o	Our obligation to protect confidential information applies in all settings, as confidential information is often inadvertently shared in casual or social settings. You must be careful not to disclose such information to your family or friends or through social media.

o	Our friends and family members may be employed by our customers, suppliers, or competitors. It is therefore important that we don’t solicit confidential information from our friends and family members about their companies.

You must maintain the confidentiality of confidential information, except when disclosure is either expressly authorized in writing by Getty Images or required by law.

Notwithstanding the foregoing, and notwithstanding any other confidentiality or non- disclosure agreement (whether in writing or otherwise, including without limitation as part of an employment agreement, separation agreement or similar employment or compensation arrangement) applicable to current or former employees, this Code does not restrict any current or former employee, without notice to or authorization of Getty Images, from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that (i) in each case such communications and disclosures are consistent with applicable law and (ii) the information subject to such disclosure was not obtained by the current or former employee through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise. Any agreement in conflict with the foregoing is hereby deemed amended by Getty Images to be consistent with the foregoing.

•	Speaking on Behalf of Getty Images: Getty Images limits the number of spokespersons authorized to communicate with market participants on behalf of our company with any person or entity outside our company. Our “authorized spokespersons” include the Chief Executive Officer, Chief Financial Officer and any other designated person which is solely responsible for communicating on behalf of Getty Images. Only those employees should speak on behalf of the company, or respond to any press inquiries. And before accepting any public speaking engagements or speaking on behalf of the company, you should check with your manager and the global communications team. Please see the Insider Trading and Regulation FD Policy for obligations regarding communication with the public.

•	Protection and Proper Use of Getty Images’ Assets: You have access to valuable Getty Images’ assets to help you perform your best on behalf of the company. Assets include tangible property (e.g., equipment and facilities), intellectual property such as copyrighted information, patents, trademarks, trade secrets, business and proprietary information such as new products, salary information, any unpublished connected vehicle data and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of this Code. You should protect Getty Images’ assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on our profitability. Therefore, all Getty Images property must be used for legitimate purposes.

•	Computers/Internet/Email: Getty Images makes reasonable effort to provide the best available technology tools to you. This technology should be used to conduct company business, but we understand and permit incidental and occasional personal use. Please keep in mind personal information or messages created or stored in these systems will, subject to respecting any applicable data protection laws, be treated no differently than any other business-related information or messages.

•	Communicating Responsibly on Social Media: When using social media, we all have a responsibility to communicate in a manner that is consistent with our company’s values and principles. Use of personal social media channels by directors, officers, employees, agents or other persons, including the authorized spokespersons, to communicate material non-public information is prohibited. Please see our Insider Trading Policy and Regulation FD Policy for more information.

Nothing in this Code is intended to preclude or dissuade employees from engaging in activities protected by state or federal law, including the National Labor Relations Act, such as discussing wages, benefits, or terms and conditions of employment, or raising complaints about working conditions for their and their fellow employees’ mutual aid or protection.

•	Spending Getty Images’ Money: Each of us plays a part in ensuring that Getty Images’ money is spent appropriately. When you submit expenses for reimbursement, make sure the cost is reasonable, related to our business, and supported by the necessary documentation. And when traveling for business, make sure you abide by the Global Travel & Expense Reimbursement Policy

•	Company Agreements: It is essential we appropriately document our relationships with third parties, such as our customers, suppliers, and partners. Your local Legal Toolbox contains our template sales agreements for use with our customers, and Procurement, as well as your local legal team, have templates appropriate for when we are contracting with our suppliers, partners, and any other third parties. Prior to signature, all agreements must be reviewed in accordance with your local legal team’s policy, which, at minimum, requires legal review of any agreement that deviates in any way from our form templates. Signature of agreements must always be in accordance with our Signature Authority – Policy. In addition, you must comply with our Spend Management Policies, which, among other things, requires competitive pricing (e.g., competitive bid, contract pricing/negotiated in the preceding two years) for any contract valued at US$25,000 or more.

•	Intellectual Property Rights: Our content is one of our greatest assets and must be protected. In order to safeguard our intellectual property (such as our content and trademarks), all use must be appropriately documented. Our trade secrets (e.g., pricing) are also extremely valuable, and are the product of considerable time and expense. You must always treat our trade secrets as confidential information. We must also treat other people’s intellectual property with the same respect we expect from others. If you have any questions about intellectual property, you should contact your local legal team.

•	Fair Dealing: Getty Images is committed to creating business opportunities with integrity. You are expected to use fair dealing in your interactions with customers, suppliers, competitors, and other employees. You may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged and confidential information, misrepresentation of facts, or any other unfair-dealing practice.

Compliance with Laws and Regulations

In performing our duties at Getty Images, we must all comply with applicable laws, rules, and regulations. While the below provides a guide for compliance with applicable laws, each situation is unique. Also keep in my mind that violations of these laws, rules, and regulations can result in severe fiscal and/or criminal penalties. Therefore, if you are unsure or have questions with a particular situation, you should reach out to your local legal team.

•	Anti-Bribery and Corruption: Getty Images’ policy prohibits accepting, soliciting, or giving bribes to any person—including private individuals and government officials. A bribe is a payment or incentive intended to secure an improper advantage in a business situation. Examples include traditional gifts, meals, political or charitable contributions, or even employment offers. Many countries we do business in also have strict laws that prohibit bribery. Particularly, the U.S. Foreign Corrupt Practices Act and the UK Bribery Act prohibit all employees from taking, soliciting, or giving any bribes to government officials.

The bottom line is: do not engage in bribery. And if you have questions as to whether a gift or entertainment is appropriate, consult the Conflicts of Interest - Gifts, Favors, and Entertainment section of this Code or speak to a member of your local legal team. This prohibition applies to our employees, officers, directors, and third persons or entities acting on behalf of Getty Images.

•	Fair Competition: Most countries have “anti-competition” or “anti-trust” laws that are designed to protect free markets and promote fair trade. These rules generally prohibit agreements not to compete or that unreasonably restrain trade. They also prohibit the use of market power to unfairly disadvantage our competitors.

Examples of prohibited conduct includes:

o	Agreements with our competitors on pricing

o	Exchanging pricing information with our competitors

o	Agreements with competitors to boycott certain suppliers or customers

These laws are very complex and vary from country to country, so it is important to consult with your local legal team when entering business arrangements that may implicate anti- competition law issues (such as agreements with competitors, mergers and acquisitions, or joint ventures).

•	Insider Trading: Getty Images requires compliance with all applicable U.S. federal and state securities laws and insider trading laws and regulation, as well as similar laws in other countries with Getty Images does business in order to preserve the reputation and integrity of the company. Insider trading occurs when a person who is aware of material non-public information about a company buys or sells that company’s securities or provides material non-public information to another person who may trade on the basis of that information. Insider trading is illegal and strictly prohibited.

As a general rule, you should consider material any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. Note also that material information may also include information about another company that you obtained in the course of your employment by, or relationship with, Getty Images.

Information is generally not public unless it has been disclosed to the public in a press release or in materials provided to Getty Images’ investors broadly, has been widely disseminated, and a sufficient amount of time has passed so that the marketplace has had an opportunity to digest the information.

The following activities are specifically prohibited under Getty Images’ insider trading policy: (i) directly or indirectly buying or selling securities of Getty Images (including through the use of derivatives) while in possession of material non-public information concerning the company or its securities, except in limited circumstances and with the express written permission of the General Counsel (such prohibition remains even after your employment with Getty Images ends); (ii) providing material non-public information about Getty Images to another person; (iii) buying or selling the securities of another company while you are in possession of material nonpublic information about that company; (iv) providing material non-public information about another company to another person; (v) pledging Getty Images’ securities as collateral for indebtedness; (vi) holding Getty Images’ securities in a brokerage account that allows borrowing against the securities (commonly known as a margin account); (vii) borrowing Getty Images’ securities and then selling them (to profit from a decline in value); (viii) engaging in short-term trading; (viv) engaging in short sales of Getty Images’ securities; (vv) engaging in Getty Images’ securities in the form of puts, calls, or other derivative securities, on an exchange in any other organized market; (vvi) hedging Getty Images’ securities; placing standing or limit orders on Getty Images’ securities outside of a properly established Rule 10b5-1 Plan or outside of the three business day period following pre-clearance approval; and (viii) immediate family members and other persons living in your households engaging in any of the above transactions. Please see our Insider Trading and Regulation FD Policy for further information on restrictions on insider trading.

•	International Trade: We must comply with all applicable international trade laws and regulations. These include laws on the import and export of goods; embargos, transactions with certain sanctioned entities, persons, or countries; and anti-boycott laws.

o	Import/Export Laws: Many countries have laws that restrict the export and import of “dual use” items. These are items (such as goods, software or technology) that can be used for both civilian and military applications (such as night vision equipment or satellite phones).

o	Sanctions Laws: The U.S., UK, and UN, as well as other countries in which we do business, have imposed trade sanctions that target certain entities, persons, territories or countries on lists maintained by the U.S. Treasury Department’s Office of Foreign Asset Control (OFAC), and its equivalent in other countries. Affected countries and territories include, but are not limited to, Iran, Iraq, Syria, Cuba, North Korea, Libya, Balkans, Burma, Belarus, DR of Congo, Sudan and Yemen, and are subject to change at any time. You can find out more at https://home.treasury.gov/policy-issues/office-of-foreign- assets-control-sanctions-programs-and-information

o	Anti-Boycott Laws: Getty Images must also comply with U.S. anti-boycott laws. These laws prohibit companies, such as Getty Images, from participating in any international boycotts not sanctioned by the U.S. government.

o	Slavery/Human Trafficking Laws: Getty Images must also comply with U.S., U.K., and other anti-slavery, anti-human trafficking laws. These laws prohibit direct involvement in slavery or human trafficking, as well as engaging with third parties that have any such involvement. See, e.g., Modern Slavery Act Statement.

o	Anti-Money Laundering Laws: Getty Images is committed to preventing, detecting and deterring the use of its products and services for the purposes of money laundering and terrorist financing or other criminal activities, and will take appropriate actions to comply with applicable anti-money laundering laws. Getty Images has put in place controls to detect and investigate suspicious activity including money laundering or terrorist financing.

Getty Images has processes in place to ensure our ongoing compliance with these programs. Please consult with your local legal team, Internal Audit or the risk management team to ensure our trade activities comply with applicable international trade laws and regulations. You must raise an internal report to your local legal team if you have knowledge or suspicion that any person is engaged, or is planning to become engaged, in any suspicious activity.

•	Protecting Privacy: Your work may require that you to have access to our employees or third parties’ personally identifiable information (PII). Examples of PII include names, telephone numbers, birth dates, and email and home addresses. You must safeguard this information and only use it in accordance with our Privacy Policy and any applicable rules and regulations.

Accurate Records: It is the Company’s policy to make full, fair, accurate, timely and understandable disclosures in compliance with applicable laws and regulations in all reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission, state agencies, and in all other public communications made by the Company.

•	The integrity, reliability and accuracy in all material respects of the Company’s books, records and financial statements are fundamental to the Company’s continued and future business success. In addition, as a company whose stock is publicly traded, the Company is subject to a number of laws and regulations that govern our business records, including U.S. securities laws. The Company must record its financial activities in compliance with all applicable laws and accounting practices and provide current, complete and accurate information to any and all government agencies. You may not cause the Company to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. This includes invoices and expense claims and any other documentation completed in your employment. In addition, you may not create any false or artificial documentation or book entry for any transaction entered into by the Company. Similarly, those who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets andtransactions on the Company’s books and records.

How to Report any Illegal or Unethical Behavior

If you become aware of any situation you believe constitutes a breach of this Code or any other type of legal or ethical violation, you have a personal responsibility to communicate this to your manager, your local human resources business partner, and local legal team. Alternatively, you may report any concerns or violations openly or anonymously relating to financial, auditing, or accounting matters by contacting https://gettyimages.alertline.com/gcs/welcome,or by calling 1- 800-425-0889, using the local access lines in the chart below. All violations will be addressed promptly, professionally, and with the appropriate level of confidentiality consistent with Getty Images Whistleblower Policy. It is recommended that you report any concerns as soon as reasonably possible after becoming aware of the concern. You may report your concerns anonymously and confidentially; however, you are encouraged to supply contact information with your submission to facilitate follow-up, clarification, and assistance with any investigation, if necessary.

No Retaliation

Retaliation against anyone who raises a concern in good faith, or who assists Getty Images, our Board of Directors or our Audit Committee of the Board of Directors or any governmental, regulatory or law enforcement body in reviewing or otherwise helping to resolve a concern, is prohibited and is a violation of this Code and the Whistleblower Policy. If you believe someone has retaliated against you, you should immediately report it to your supervisor or manager, human resources, your local legal team or any of the other resources listed in this Code. You may also report retaliation through the hotline referenced above. Any person who retaliates against another individual for making any report pursuant to our Code will be subject to disciplinary action up to and including termination.

While we encourage you to seek to address concerns through the methods provided in this Code or in any other agreement or policy of Getty Images, nothing in this Code prohibits or interferes with your ability, without notice to or authorization of Getty Images, to communicate in good faith with any governmental agency for the purpose of reporting a possible violation of law, or to participate in any investigation or proceeding that may be conducted by any governmental agency, including providing documents or other information.

Any use of these reporting procedures in bad faith or in a false or frivolous manner will be considered a violation of this Code. Please also see our Whistleblower Policy.

Waivers of this Code

Any waiver of the provisions of this Code for an officer or director of Getty Images may be made only by the Getty Images Board of Directors (or a committee thereof) and must be disclosed to the Chairman of the Board promptly.

Adopted by the Board of Directors.

ACKNOWLEDGMENT FORM

I hereby acknowledge I have received the Getty Images Holdings, Inc. Code of Conduct and Business Ethics (“Code”) and understand that it is my responsibility to read and comply with all provisions contained within the Code.

The information described in this Code is intended to replace and supersede any that existed before. Further, I understand that Getty Images Holdings, Inc. reserves the right to modify any or all of the provisions of the Code at any time, for any reason, with or without notice.

_____________

Name:

Date: